EXHIBIT 5.1

[Letterhead of Elvinger, Hoss & Prussen]

Acergy S.A.
412F. route d’Esch
L-2086 Luxembourg

4th May, 2010

O/Ref:	Acergy S.A.
Re:	Registration Statement on Form S-8

Dear Sirs,

We have acted as counsel to Acergy S.A., a Luxembourg corporation (the “Company”), in connection with the registration of 11,500,000 issued Common Shares, $2.00 par value, (the “Shares”), which may be delivered pursuant to the Acergy S.A. 2009 Long Term Incentive Plan (“the Plan”) as described in the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

We have examined the consolidated Articles of Incorporation of the Company dated 4th March 2010 as last amended on 16th February 2010 and an extract with respect to the Company dated 4th May 2010 from the Register of Commerce and Companies, Luxembourg.

We have for the purpose of this opinion solely relied on the documents examined and have assumed that each of them is correct, complete and up to date.

Based upon the foregoing, we are of the opinion that:

1.	The Company is a corporation duly organized and validly existing under the laws of Luxembourg.

2.	The Shares referred to above have been validly issued and are fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the aforesaid Registration Statement and the inclusion of our name and the advice attributed to us in the response to Item 6 of the Registration Statement.

This opinion is strictly limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any other matters.

We express no opinion herein with regard to any system of law other than the laws of Luxembourg as currently applied by the Luxembourg courts on the basis of published court precedents and to the extent that laws other than Luxembourg law may be relevant we have made no investigation thereof and the opinions expressed herein are subject to the effect of such laws. In this opinion Luxembourg legal concepts are translated in English terms and not in their original French terms used in Luxembourg laws.  The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions.  This opinion may only be relied upon under the express condition that any issues of interpretation or any other issues arising thereunder be governed by Luxembourg law and subject to the exclusive jurisdiction of the Luxembourg Courts.

Very truly yours,
ELVINGER, HOSS & PRUSSEN
By:	/s/ ELVINGER HOSS & PRUSSEN